UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 27, 2011
FURNITURE BRANDS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-00091 (Commission File Number)	43-0337683 (I.R.S. Employer Identification No.)

1 North Brentwood Blvd., St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)
(314) 863-1100
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
Furniture Brands International, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”), by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Thomasville Furniture Industries, Inc., Maitland-Smith Furniture Industries, Inc., the other Loan Parties (as defined below), the institutions party thereto as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as Administrative Agent, effective as of April 27, 2011, which agreement amends and restates the Company’s existing Credit Agreement dated August 9, 2007 (the “Existing Credit Agreement”). The Amended and Restated Credit Agreement extends the maturity date of the Existing Credit Agreement to April 27, 2016.
The Amended and Restated Credit Agreement is a revolving credit facility which provides for commitments of $250 million, subject to a borrowing base of certain eligible accounts receivable and inventory. The rate of interest payable under the Amended and Restated Credit Agreement is equal to (i) a base rate (the greatest of the prime rate, the Federal Funds Effective Rate plus 1/2% and LIBOR plus 1%) plus a margin ranging from 1.00% to 1.75% for base rate loans or (ii) LIBOR plus a margin ranging from 2.25% to 3.00% for Eurodollar loans. These margins fluctuate with average availability.
The Amended and Restated Credit Agreement also revises certain other terms of the Existing Credit Agreement, including, among other things, (i) reducing the threshold amount of excess availability requirement that triggers the cash dominion and weekly borrowing base reporting covenants from $75 million to $42 million, (ii) reducing the threshold amount of excess availability requirement that triggers the fixed charge coverage ratio covenant from $62.5 million to $35 million, and (iii) removing the requirement relating to the underfunded status of the Company’s pension plan and replacing it with a requirement that the Company make all minimum required pension contributions when due. Similar to the Existing Credit Agreement, the Amended and Restated Credit Agreement contains customary covenants that provide certain limits on the Company’s and its subsidiaries’ abilities to, among other things, incur additional indebtedness; create liens; make investments, loans or advances; pay dividends; engage in mergers or acquisitions; and sell or transfer assets.
The Amended and Restated Credit Agreement continues to (i) be guaranteed by substantially all of the Company’s domestic subsidiaries (collectively referred to with the Company as the “Loan Parties”); (ii) be secured primarily by all of the Loan Parties’ accounts receivable, inventory, and cash deposit and securities accounts; (iii) allow for the issuance of letters of credit of up to $100 million; (iv) be subject to a borrowing base calculation consisting of eligible accounts receivable and inventory which cause the availability under the facility to fluctuate; and (v) provide that in the event of default, the Lenders may terminate the commitments made under the Amended and Restated Credit Agreement, declare amounts outstanding, including accrued interest and fees, payable immediately, and enforce any and all rights and interests.
At present, there are $77.0 million of outstanding loans under the Amended and Restated Credit Agreement and approximately $8.5 million outstanding letters of credit.
With respect to the Lenders, the Company has or may have had customary banking relationships based on the provision of a variety of financial services, including investment banking, lending, commercial banking and other advisory services.

The foregoing is only a summary of certain terms and conditions of the Amended and Restated Credit Agreement and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.
ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.
The information set forth under Item 1.01 is incorporated herein by reference.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d)	Exhibits.

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement dated April 27, 2011, by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Thomasville Furniture Industries, Inc., and Maitland-Smith Furniture Industries, Inc., the Other Loan Parties named therein, the Lenders Party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (“JPMorgan”).

10.2	Amended and Restated Security Agreement dated April 27, 2011, by and among certain grantors listed on the signature pages thereto and JPMorgan.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 2, 2011

Furniture Brands International, Inc. (Registrant)
By:	/s/ Steven G. Rolls
	Name:	Steven G. Rolls
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement dated April 27, 2011, by and among the Company, Broyhill Furniture Industries, Inc., HDM Furniture Industries, Inc., Lane Furniture Industries, Inc., Thomasville Furniture Industries, Inc., and Maitland-Smith Furniture Industries, Inc., the Other Loan Parties named therein, the Lenders Party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent (“JPMorgan”).

10.2	Amended and Restated Security Agreement dated April 27, 2011, by and among certain grantors listed on the signature pages thereto and JPMorgan.